SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2007

BRINKER INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10275	75-1914582
(State of Incorporation)	(Commission File Number)	(IRS Employment Identification No.)

6820 LBJ Freeway

Dallas, Texas 75240

(Address of principal executive offices)

Registrant’s telephone number, including area code    972-980-9917

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 5 — Corporate Governance and Management.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 1, 2007, the Board of Directors for Brinker International, Inc. (the “Registrant”) approved an amendment to the By-Laws of the Registrant changing the total number of directors constituting the whole Board of Directors to a range of not less than one nor more than ten.  Previously the By-Laws provided that the number could be between one and fifteen.  The change was adopted to make the By-Laws reflect the current practice regarding the total number of directors. A copy of the amended By-Law is attached hereto as Exhibit 99-1 to this Current Report on Form 8-K.

Section 7 — Regulation FD.

Item 7.01.  Regulation FD Disclosure.

The information contained in this Current Report on Form 8-K, including the Exhibits attached hereto, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  Furthermore, the information contained in this Current Report on Form 8-K shall not be deemed to be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended.

Additionally, on November 1, 2007, the Registrant issued a Press Release, attached as Exhibit 99-2 to this Current Report on Form 8-K, announcing the declaration of the Registrant’s quarterly dividend to common stock shareholders in the amount of $0.11 per share.  The dividend will be payable on December 17, 2007 to shareholders of record at the close of business on December 5, 2007.

Section 8 — Other Events.

Item 8.01.  Other Events.

Further, on November 1, 2007, the Registrant announced that it has completed the previously announced transaction with ERJ Dining.  Under the agreement, ERJ Dining acquired 76 company-owned Chili’s Grill & Bar restaurants for approximately $126 million.  In addition, ERJ Dining has entered into a development agreement to develop an additional 49 new franchised Chili’s locations.

Section 9 — Financial Statements and Exhibits.

Item 9.01.  Financial Statements and Exhibits.

(d)     Exhibits.

99-1   Amended By-Law

99-2   Press Release, dated November 1, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRINKER INTERNATIONAL, INC.

Date: November 2, 2007	By:	/s/ Douglas H. Brooks
Douglas H. Brooks, Chairman of the Board
President and Chief Executive Officer